UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

     On December 15, 2004, Ameritrade Holding Corporation (the “Company”) and Joseph Moglia agreed to amend and restate Mr. Moglia’s employment agreement. As amended, Mr. Moglia’s employment agreement will run through September 30, 2005. The amended agreement does not increase Mr. Moglia’s base salary or grant any new bonuses or equity incentives. However, the amended agreement will make several changes from his existing agreement. Mr. Moglia has agreed not to compete with the Company from the end of the term of his employment through September 30, 2006. He will be entitled to receive noncompetition payments during the period in which the agreement not to compete is in effect equal to the payments (salary, bonus and health and disability insurance) he currently receives under his employment agreement. Mr. Moglia will be entitled to fly on private aircraft when traveling on Company-related business. Mr. Moglia will establish a budget for private air travel which is subject to the approval by the Company’s Board of Directors and which will not exceed $200,000 for the remainder of the employment term as extended.

     Following Mr. Moglia’s retirement at the end of the term of his amended employment agreement, Mr. Moglia would be given the title of CEO Emeritus of the Company. He will be entitled to retain this title for no more than five years, subject to earlier termination upon his death, his commencement of other employment, or his engaging in specified conduct that would permit termination for cause under his existing employment agreement. Mr. Moglia would be required to relinquish his title of CEO Emeritus of the Company upon the approval of a majority of the Company’s Board of Directors following the recommendation of the then Company Chief Executive Officer. As CEO Emeritus of the Company, Mr. Moglia would be expected to perform the duties consistent with those of a CEO Emeritus of a public company as requested from time to time by the Company’s Board of Directors. While CEO Emeritus of the Company, Mr. Moglia would be entitled to the following benefits: (a) an office at the Company’s headquarters, subject to relocation at the Company’s or Mr. Moglia’s request to a location in the continental United States of Mr. Moglia’s choice, the cost of such office shall not substantially exceed the cost of providing Mr. Moglia an office in Omaha at September 30, 2005; (b) an assistant at his office location, the cost of such assistant not to substantially exceed the cost of providing Mr. Moglia an assistant in Omaha at September 30, 2005; and (c) private air travel when traveling at the Company’s request on Company’s business, subject to the same terms as apply to private air travel at September 30, 2005. If Mr. Moglia’s status as CEO Emeritus of the Company is terminated by the Company’s Board of Directors, Mr. Moglia would be entitled to continue to receive the benefits described in (a) and (b) in the preceding sentence for a period equal to the lesser of 24 months after he relinquishes the title of CEO Emeritus of the Company or the remainder of the CEO Emeritus term.

     The remaining terms of Mr. Moglia’s existing contract described below will continue in effect. Either party may terminate the employment agreement with or without cause. The existing agreement provides for the payment of a base salary of $600,000 per year, an annual bonus with a target of $625,000 and a one-time benefit of $15.6 million pursuant to a deferred compensation plan that vested as of March 1, 2003 and is payable upon his termination, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. If Mr. Moglia is discharged from employment by the Company without cause or terminates his employment under circumstances that constitute constructive dismissal, all of his stock options and amounts in the deferred compensation plan will vest. Under the deferred compensation plan established in connection with the agreement, Mr. Moglia is entitled to a deferred payment of cash compensation, as adjusted for earnings and losses based on investment performance. Payments of the deferred compensation account balance begin as soon as practicable after Mr. Moglia’s termination date and may be made in a lump sum or installments over a period of not more than 10 years, as elected by Mr. Moglia in accordance with the plan. If Mr. Moglia dies before the vested balance in his deferred compensation account is paid to him, the vested balance is paid in a lump sum to a beneficiary named by him. The agreement provides that, if a change in control of the Company occurs, Mr. Moglia’s employment will automatically terminate and he will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in employment with the Company through both the initial and additional two-year terms.

     Under an agreement between the Company and Mr. Moglia, dated September 13, 2001, the Company was required to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may set off the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. For periods prior to the termination of his employment, the Company will reimburse Mr. Moglia annually for all taxes imposed on the interest imputed to Mr. Moglia.

     The Company’s Board of Directors and executive management are addressing succession plans.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 15, 2004	AMERITRADE HOLDING CORPORATION
	By:	/s/ John R. MacDonald
John R. MacDonald
Executive Vice President, Chief Financial Officer and Treasurer

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